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                            WILLKIE FARR & GALLAGHER
                               ONE CITICORP CENTER
                              153 EAST 53RD STREET
                          NEW YORK, NEW YORK 10022-4677

                                November 5, 1997

Warburg, Pincus Managed EAFE Countries Fund, Inc.
466 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

         You have asked us for our opinion concerning certain federal income tax consequences to (a) Warburg, Pincus Managed EAFE Countries Fund, Inc. (the "New Fund"), (b) the Managed EAFE Countries Portfolio (the "Existing Fund"), a separate investment portfolio of Warburg Pincus Institutional Fund, Inc., and
(c) holders of shares of beneficial interest in the Existing Fund (the "Existing Fund Shareholders") when the holders of shares of the Existing Fund receive shares in the New Fund (all such shares of the New Fund referred to hereinafter as the "New Fund Shares"), in liquidation of their interests in the Existing Fund pursuant to an acquisition by the New Fund of all or substantially all of the assets of the Existing Fund in exchange for the New Fund Shares and the assumption by the New Fund of liabilities of the Existing Fund and the subsequent liquidation of the Existing Fund and distribution in liquidation of the New Fund Shares to the Existing Fund Shareholders (the "Reorganization"), all pursuant to an agreement and plan of reorganization (the "Plan of Reorganization").

         We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we assume that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we assume the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Existing Fund and the New Fund set forth in the Registration Statement on Form N-14

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(the "Registration Statement") filed by the New Fund with the Securities and
Exchange Commission and representations that will be made in letters from the Existing Fund and the New Fund addressed to us for our use in rendering a final opinion. We have no reason to believe that these representations and facts will not be valid, but we have not attempted and will not attempt to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Based on information received from the Existing Fund and the New Fund, we have no reason to believe that we will not be able to render this opinion as a final opinion on the Closing Date. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

         The conclusions expressed herein are based upon the Internal Revenue Code of 1986 (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

         Based upon the foregoing, it is our opinion that:

          (1) The transfer of all or substantially all of the Existing Fund's assets in exchange for New Fund Shares and the assumption by the New Fund of liabilities of the Existing Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, and each of the Existing Fund and the New Fund is a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          (2) No gain or loss will be recognized by the New Fund upon the receipt of the assets of the Existing Fund in exchange for New Fund Shares and the assumption by the New Fund of liabilities of the Existing Fund.

          (3) No gain or loss will be recognized by the Existing Fund upon the transfer of its assets in exchange for shares of the New Fund and the assumption by the New Fund of liabilities of the Existing Fund or upon the distribution (whether actual or constructive) of New Fund Shares to Existing Fund Shareholders.

          (4) No gain or loss will be recognized by the Existing Fund Shareholders upon the exchange of their shares of the Existing Fund for New Fund Shares.

          (5) The aggregate tax basis of New Fund Shares received by each Existing Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Existing Fund surrendered therefor, and the holding period of the

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New Fund Shares to be received by each Existing Fund Shareholder will include the period during which the shares of the Existing Fund exchanged therefor were held by such Existing Fund Shareholder (provided the shares of the Existing Fund were held as capital assets on the date of the Reorganization).

          (6) The tax basis to the New Fund of the Existing Fund's assets acquired in the Reorganization will be the same as the tax basis of such assets to the Existing Fund immediately prior to the Reorganization, and the holding period of the assets of the Existing Fund acquired in the Reorganization will include the period during which those assets were held by the Existing Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement or in the Prospectus/Proxy Statement constituting a part thereof.

                                Very truly yours,

                                /s/ Willkie Farr & Gallagher